Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

September 3, 2021

Olympic Steel, Inc.

22901 Millcreek Boulevard

Suite 650

Highland Hills, Ohio 44112

Re:	Up to $50,000,000 of Shares of Common Stock, Without Par Value, to be Offered Pursuant to the Equity Distribution Agreement

Ladies and Gentlemen:

We have acted as counsel for Olympic Steel, Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale of up to $50,000,000 aggregate offering price of shares of common stock, without par value, of the Company (the “Shares”) pursuant to the Equity Distribution Agreement, dated as of September 3, 2021 (the “Equity Distribution Agreement”), by and between the Company and KeyBanc Capital Markets Inc. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Equity Distribution Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Equity Distribution Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

In rendering the opinion above, we have assumed that (i) the resolutions authorizing the Company to issue and deliver and sell the Shares pursuant to the Equity Distribution Agreement will be in full force and effect at all times at which the Shares are issued and delivered or sold by the Company and the Company will take no action inconsistent with such resolutions and (ii) the timing of, the terms of and the consideration for each issuance of Shares by the Company under the Equity Distribution Agreement will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

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Olympic Steel, Inc.

September 3, 2021

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-231873) (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day